                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )

                            Addington Resources Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    006516108
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO. 006516108                   13G                      PAGE 2 OF 8 PAGES
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       1           NAME OF REPORTING PERSONS

                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                                 Morgan Stanley Group Inc.

                                 IRS # 13-283-8891

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       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /

                                                                 (b) / /

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       3           SEC USE ONLY

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       4           CITIZENSHIP OR PLACE OF ORGANIZATION
                                 The state of organization is Delaware.

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        NUMBER OF                5       SOLE VOTING POWER
          SHARES                                  0
                              --------------------------------------------------
       BENEFICIALLY              6       SHARED VOTING POWER
         OWNED BY                            31,801
                              --------------------------------------------------
           EACH                  7       SOLE DISPOSITIVE POWER
        REPORTING                                 0
                              --------------------------------------------------
       PERSON WITH               8       SHARED DISPOSITIVE POWER
                                              31,801
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       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              31,801

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       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*


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       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             0.21%

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       12          TYPE OF REPORTING PERSON*

                                 IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP NO. 006516108                   13G                      PAGE 3 OF 8 PAGES
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       1           NAME OF REPORTING PERSONS

                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                          Morgan Stanley Asset Management Limited

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       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) / /

                                                             (b) / /

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       3           SEC USE ONLY

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       4           CITIZENSHIP OR PLACE OF ORGANIZATION

                          Organized under the Laws of England

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         NUMBER OF          5       SOLE VOTING POWER
          SHARES                                 0
                         -------------------------------------------------------
       BENEFICIALLY         6       SHARED VOTING POWER
         OWNED BY                           31,801
                         -------------------------------------------------------
           EACH             7       SOLE DISPOSITIVE POWER
         REPORTING                               0
                         -------------------------------------------------------
        PERSON WITH         8       SHARED DISPOSITIVE POWER
                                            31,801
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       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    31,801

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       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*

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       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        0.21%

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       12          TYPE OF REPORTING PERSON*

                          IA, CO

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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP NO. 006516108                   13G                      PAGE 4 OF 8 PAGES
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Item 1 (a)         Name of Issuer

                   Addington Resources Inc.

Item 1 (b)         Address of issuer's principal executive offices

                   771 Corporate Drive
                   Suite 1000
                   Lexington, KY 4503

Item 2 (a)         Name of person filing


            (a)    Morgan  Stanley  Group  Inc.
            (b)    Morgan Stanley Asset Management Limited

Item 2 (b)         Principal business office


            (a)    1585 Broadway
                   New  York,  New  York  10036

            (b)    25 Cabot Square
                   Canary Wharf
                   London E14 4QA
                   England

Item 2 (c)         Citizenship

                   Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)         Title of class of Securities

                   Common Stock

Item 2 (e)         Cusip No.


                   006516108

Item 3      (a)    Morgan Stanley Group Inc. is (e) an Investment Adviser
                   registered under section 203 of the Investment Advisers Act of 1940.

            (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item    4          Ownership

                   Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

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CUSIP No. 006516108                   13G                      Page 5 of 8 Pages
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Item 5             Ownership of 5 Percent or Less of a Class

                   a) As of the date hereof, Morgan Stanley Group Inc. has
                      ceased to be a beneficial owner of more than five percent of the class of securities.

                   b) As of the date hereof, Morgan Stanley Asset Management
                      Limited has ceased to be the beneficial owner of more than five percent of the class of securities

Item 6             Ownership of More than 5 Percent on Behalf of Another Person

                   Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   Inapplicable

Item 8             Identification and Classification of Members of the Group

                   Inapplicable

Item 9             Notice of Dissolution of Group

                   Inapplicable

Item 10            Certification

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO. 006516108                   13G                      PAGE 6 OF 8 PAGES
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                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date :             February  13,  1997

Signature :        /s/ Peter A. Nadosy
                   -------------------------------------------------------------

Name / Title :     Peter A. Nadosy /Director Morgan Stanley Asset Management
                   Limited
                   -------------------------------------------------------------
                   MORGAN STANLEY ASSET MANAGEMENT LIMITED

Date :             February  13,  1997

Signature :        /s/ Edward J. Johnsen
                   -------------------------------------------------------------

Name / Title :     Edward J. Johnsen / Vice President Morgan Stanley & Co.
                   Incorporated
                   -------------------------------------------------------------
                   MORGAN STANLEY GROUP INC.

                                        INDEX TO EXHIBITS                                      PAGE
                                        -----------------                                      ----

                   EXHIBIT 1        Agreement to Make a Joint Filing                           7

                   EXHIBIT 2        Secretary's Certificate Authorizing Edward J. Johnsen      8
                                    to Sign on behalf of Morgan Stanley Group Inc.